Exhibit 5.1

[LETTERHEAD OF MORRISON & FOERSTER LLP]

January 31, 2008

Protalix BioTherapeutics, Inc.
2 Snunit Street
Science Park
POB 455
Carmiel, Israel 20100

Re:	Protalix BioTherapeutics, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Protalix BioTherapeutics, Inc., a Florida corporation (the ‘‘Company’’), in connection with the preparation and filing with the Securities and Exchange Commission (the ‘‘Commission’’) of a Registration Statement on Form S-8 (the ‘‘Registration Statement’’), relating to the registration by the Company under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), of up to 9,741,655 shares of its common stock, $.001 par value per share (the ‘‘Common Stock’’), which will be issuable under the Protalix BioTherapeutics, Inc. 2006 Stock Incentive Plan (the ‘‘Plan’’). This opinion is being rendered in connection with the filing of the Registration Statement.

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of common stock under the Plan (the ‘‘Plan Shares’’), and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and sold in the manner referred to in the Plan and pursuant to any agreements that accompany the Plan, the shares will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Plan Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, that no opinion should be inferred as to any other matter. In rendering the foregoing opinion, we have relied, for matters involving Florida law, solely on the opinion of Shutts & Bowen LLP, Miami, Florida. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the use of our name under the heading ‘‘Legal Matters’’ in the Registration Statement to be filed by the Company with the Commission. We further consent to your filing a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP